March 7, 2007

Cliff zur Neiden as Interim CEO

MicroMed Cardiovascular, Inc.

8965 Interchange

Houston, TX 77054

Dear Cliff,

Please accept this letter as my official resignation as director to the board and executive committee of MicroMed Cardiovascular, Inc. effective immediately.

I have enjoyed serving on the MicroMed board and my decision was solely due to the fact that I am no longer able to devote the proper time and attention that the MicroMed board requires and deserves. I had no disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

Best regards,

/s/ Todd M. Ficeto
Todd M. Ficeto

9300 Wilshire Boulevard, Penthouse Suite, Beverly Hills, CA 90212 • Tel 310.286.2211 • Fax 310.734.0005    www.hwmarkets.com